UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A INFORMATION

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Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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FIESTA RESTAURANT GROUP, INC.
(Name of Registrant as Specified in its Charter)

_______________________________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 16, 2022

Dear Fellow Shareholders,

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Fiesta Restaurant Group, Inc. (“Fiesta,” the “Company,” “us,” “we,” and “our”) will be held on Thursday, June 16, 2022, at 10:00 a.m. EDT exclusively live via webcast at www.virtualshareholdermeeting.com/FRGI2022. This proxy statement supplement, dated June 8, 2022 (the “Supplement”), supplements the Company’s definitive proxy statement, filed with the U.S. Securities and Exchange Commission on April 29, 2022, in relation to the Annual Meeting (the “Proxy Statement”). A copy of the Proxy Statement is available on our website at https://www.frgi.com/investor-relations/financial-information/sec-filings/sec-filings-details/default.aspx?FilingId=15772456. We urge you to read the Proxy Statement in its entirety. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

The purpose of this Supplement is to provide additional information regarding the Company’s commitment to recruit a racially or ethnically diverse candidate to the Company’s Board of Directors (the “Board”) and information related to Director independence. In deciding how to vote on Proposal 1, we encourage you to carefully read the relevant portions of the Proxy Statement and consider the information provided in this Supplement.

We recommend that shareholders vote FOR Proposal 1 to re-elect Stacey Rauch and Nicholas Daraviras as directors of the Company.

Recently, the Company received Institutional Shareholder Services’ (“ISS”) Proxy Analysis & Benchmark Policy Voting Recommendation (the “ISS Report”) The ISS Report recommended a vote “AGAINST” the re-election of Stacey Rauch and Nicholas Daraviras as directors of the Company. The ISS Report stated that Ms. Rauch, as Chair of the Corporate Governance and Nominating Committee, failed to establish racial or ethnic diversity on the Board. The ISS Report further stated that Mr. Daraviras should not be considered independent because Mr. Daraviras serves as the co-president of Leucadia Asset Management Holdings LLC and Leucadia Asset Management LLC (collectively, "Leucadia"), each a wholly-owned subsidiary of Jefferies Financial Group Inc. ("JFG"), and an affiliate of JFG’s wholly-owned subsidiary Jefferies LLC, which was hired by the Company to perform advisory services related to the sale of Taco Cabana and was paid fees amounting to $2.0 million to Jefferies LLC during the fiscal year ended January 2, 2022. Accordingly, Fiesta wishes to address ISS’ and any shareholder concerns regarding director diversity, to emphasize the Company’s commitment to recruit a racially or ethnically diverse candidate to the Board and to further address Mr. Daraviras’ independence.

BOARD COMMITMENT TO APPOINT RACIALLY OR ETHNICALLY DIVERSE DIRECTOR BY THE DATE OF THE COMPANY’S 2023 ANNUAL MEETING OF SHAREHOLDERS

Fiesta is dedicated to director diversity and diversity within the Company’s workforce. As stated in the Proxy Statement, the Board recognizes its responsibility to ensure that nominees for the Board possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender and sexual orientation, culture, race and national origin. With two Board members who identify as female, including our Chair, Ms. Rauch, we currently fully comply with the Nasdaq diversity rules which require one diverse director by August 7, 2023. Furthermore, a vote against Ms. Rauch could, in fact, result in making our Board less diverse. Notwithstanding, the Board is committed to adding an additional diverse director prior to its next Annual Meeting of Shareholders in 2023. With the Board’s commitment, we would be in compliance with the additional requirements of the Nasdaq diversity rules, which require two diverse directors, in advance of the August 6, 2025 compliance date for this second phase. Similarly, as of January 2, 2022 approximately 61% of the Company’s U.S.-based employee population identified as female and 92% identified as being a member of racial and/or ethnic minorities while 33% of the Company’s executive officers identified as female and 50% identified as being a member of racial and/or ethnic minorities.

To this end, Fiesta is committed to further increasing diversity of its Board and is committed to appointing a director from a racially and/or ethnically diverse background by the date of the Company’s 2023 Annual Meeting of Shareholders.

MR. DARAVIRAS VOLUNTARILY RESIGNS FROM THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Mr. Daraviras meets the applicable Nasdaq listing requirements for independence, however, ISS considers him to be a non-independent member of a key Board committee for the reasons set forth above. As a result of the affiliations set forth above, and notwithstanding his qualifications, ISS has advised its clients that it will issue an “against” voting recommendation for Mr. Daraviras with respect to his election to the Board at the Annual Meeting.

Despite the Board's opinion that Mr. Daraviras' extensive qualifications make him an asset to all committees and that his service as co-president of Leucadia does not interfere with the exercise of independent judgment in his carrying out the responsibilities of a director and a member of the Corporate Governance and Nominating Committee and the determination of the Audit Committee of the Board that the described transactions were in accordance with the Company's Related Party Transactions Policy, Mr. Daraviras voluntarily resigned from the Corporate Governance and Nominating Committee effective June 8, 2022. His committee membership resignation has no effect on his ongoing service as a member of the Board and he continues to be a nominee for election to the Board at the Annual Meeting. For further clarity, Mr. Daraviras' committee resignation is not the result of a disagreement with any member of the Board or the Company's financial reporting.

The current members of the Corporate Governance and Nominating Committee are Stacey Rauch, Stephen P. Elker and Andrew V. Rechtschaffen.

We have retained Okapi Partners LLC, an independent proxy solicitation firm, to assist in the solicitation of proxies. Okapi Partners LLC will receive a fee of approximately $12,500 for its services and will be reimbursed for its out-of-pocket expenses. If you have any questions or need any assistance in voting your shares of our common stock, please contact Okapi Partners LLC at (877) 629-6355.

Thank you for your consideration of our recommendation. You can find additional information regarding our directors and governance practices in the Proxy Statement. We appreciate our ongoing dialogue with you and look forward to continued engagement.

Sincerely,

Louis DiPietro
Senior Vice President, Chief Legal and People Officer,
General Counsel & Secretary
Fiesta Restaurant Group, Inc.

Miami, Florida

June 8, 2022